Exhibit 99.1

SUBSCRIPTION AGREEMENT

Empire Global Gaming, Inc.
555 Woodside Ave.
Bellport New York 11713

Gentlemen:

The undersigned has read and understands the matters set forth in your prospectus dated September 23, 2010.  The undersigned represents as set forth below and subscribes to purchase ____________________Shares at $0.25 per Share, for $_______________, provided that you accept this subscription.   There is no minimum amount of shares that must be sold and proceeds may be utilized at the issuer's discretion.  If any checks are delivered to any NASD member, the member must promptly, by noon of the next business day, transmit all checks received to the issuer or any person entitled thereto. The undersigned, if an individual, is a resident of, or, if a corporation, partnership or trust, has as its principal place of business:

The State of New York_____
The State of Florida_____
The District of Columbia____  Other State _____________
A State foreign to U.S.A._____

Dated:______________

Signature:__________________________________________

If not an individual:

___________________________________ Name of Corporation, Trust, or Partnership	___________________________ Print or type name of Signer

________________________ State where incorporated, organized, or domiciled	___________________________ P.O. Box or Street Address

________________________ Print Signer's Capacity	___________________________ City, State and Zip Code

________________________ Tax ID	___________________________ Social Security Number

________________________ Fax and Phone Numbers